Exhibit 99.2

Cynthia A. Demers – Corporate and Government Affairs
(480) 754-4090

The Dial Corporation Appoints George Harad

To Board of Directors

     Scottsdale, Ariz., August 7, 2003 – The Dial Corporation (NYSE: DL) today announced the appointment of George J. Harad, Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation, (NYSE: BCC) of Boise, Idaho, to its Board of Directors.

     Harad joins nine current Board members and will stand for election at Dial’s 2004 Annual Stockholders Meeting.

     “George Harad’s leadership over his more than 30 years at Boise Cascade has had an important impact on that company and its position in the marketplace. He will bring to the Dial Board meaningful experience in managing growth and a deep knowledge of finance and strategic planning,” said Herb Baum, The Dial Corporation chairman, president and chief executive officer.

     Harad joined Boise Cascade Corporation, a $7.4 billion international distributor of office supplies and paper and an integrated manufacturer and distributor of paper, packaging, and building materials, in 1971.

     Over the next 20 years he advanced to being named President and Chief Operating Officer in December of 1991, and President and Chief Executive Officer in 1994. In 1995 he assumed the role of Chairman and Chief Executive Officer.

(more)

     Harad holds a Master of Business Administration from Harvard University and a Bachelor of Arts in Government, magna cum laude, from Franklin & Marshall College in Lancaster, PA.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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